Exhibit 99.5

UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES

Statement Re: Computations of Per Share Earnings

For the Five Years Ended December 31, 2004

(Millions of Dollars, except per share amounts)

	2004	2003	2002	2001	2000
Net Income	$2,673	$2,236	$2,118	$1,836	$1,734
ESOP Convertible Preferred Stock dividend	—	(24)	(31)	(31)	(32)

Basic earnings for period	$2,673	$2,212	$2,087	$1,805	$1,702

ESOP Convertible Preferred Stock adjustment	—	23	29	28	28

Diluted earnings for period	$2,673	$2,235	$2,116	$1,833	$1,730

Basic average number of shares outstanding during the period (thousands)	496,449	473,775	472,441	470,252	470,124

Stock awards (thousands)	8,970	7,017	7,067	9,156	11,256
ESOP Convertible Preferred Stock (thousands)	—	22,115	26,071	25,978	26,630

Diluted average number of shares outstanding during the period (thousands)	505,419	502,907	505,579	505,386	508,010

Basic earnings per common share	$5.39	$4.67	$4.42	$3.84	$3.62
Diluted earnings per common share	$5.29	$4.44	$4.19	$3.64	$3.41